UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Cytyc Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Set forth below are the transcript and the presentation mode by management of Cytyc and Hologic at the Goldman Sachs Global Healthcare Conference on June 12, 2007 at 4:00 p.m., Pacific (7:00 p.m., Eastern).

Cytc Corporation

Goldman Sachs Global Healthcare Conference

June 12, 2007

Larry:	All right, it is my pleasure to introduce the management teams of both Hologic and Cytyc. As you are all aware, the companies have announced a merger that creates the leading women’s healthcare company with strength in diagnostics and therapeutic application. And we thought it would be a terrific opportunity to speak with both company management teams and are delighted to be able to host them here today.

With us, to my far left is Jack Cumming who’s the chairman and CEO of Hologic. Sitting in the middle is Pat Sullivan, Chairman, President and CEO of Cytyc and Tim Adams, next to me, who’s the senior VP and CFO.

So why don’t I kick off and why don’t we spend a little time, first, obviously, talking about the topic of the day, which is the merger. And it seems to me one of the key strengths of this proposed deal is the opportunity for each of the respective companies to tap into sales forces on the other side. So I guess Hologic taps into the strong relationships that Cytyc has with the OB/GYN where, as you get the exposure of Hologic strengths, to the radiology community.

But can you help us understand — just so when you think about these different sale channels — how involved is the OB in directing the patient care, particularly, do they really focus patients on digital or conventional mammography? I just want to understand, really, as you converge that channel, how that’s going to work.

[Unintelligible] see if anyone calls on the OB/GYN.

Pat Sullivan:	I think that’s a very good question, Larry and I think that was one of the things that I would say the market probably doesn’t fully understand. When you think about the power of the OB/GYN channel, we have a 230-person sales force calling on the OB/GYNs today and started that, really, in the late 1990s when we were faced with the opportunity of the ThinPrep pap test that we would go to the laboratories and they would say, well, gee, this is a great test but you got two problems: Nobody’s paying it for it and oh, by the way, nobody’s asking for it.

And so we went from a complete laboratory sales strategy to a, really, a pharmaceutical model where we built a sales force, ultimately, to be 100 people calling on the OB/GYNs to drive demand from the OB’s office into the laboratory. We’ve done that most recently with our imaging product, which was launched in 2003. It’s now over 50% of the ThinPrep slides are imaged. Most of those are at the request of the OB/GYN and I think it’s a powerful channel.

When you think about a woman going in for her annual visit, what does she get? She gets a clinical breast examination by the OB/GYN, she gets a pelvic examination and she gets a pap test. Eighty-seven percent of OB/GYNs refer women to mammography and our sales force, over the years, and our medical education programs have really educated OB/GYNs about new and innovative technologies that they have demanded from, in the case of the ThinPrep, their laboratories and we would propose they would demand from their mammography centers where they would have digital versus the analog. And the ThinPrep pap test, compared to the conventional pap smear, very similar digital versus analog. So we think it’s a very powerful combination and one which we will capitalize significantly upon.

Larry:	And is that algorithm in place today, in that that OB/GYN is directing towards digital mammography, if they understand it, or is that an educational process that you have to undertake, now that you bring these two companies together?

Pat Sullivan:	I think that will be an educational process. I’m sure that some OBs are familiar with some of the new innovations in medical technology but certainly, our sales force has done that not only with ThinPrep but with imaging and I would say we have — we acquired a company back in 2001 called Product Health that brought us the first side breast test. We marketed directly to OB/GYNs for about two years with that product. Ultimately, we had to take it back into clinical trial work but we, while educating OB/GYNs, on a daily basis, about women — how to determine their risk for developing breast cancer. So we’ve already done it, to a certain extent.

Jack Cumming:	Right, I guess I would add that I think industry, in our niche, has done a bad job. Number one, is we don’t call on the OB/GYNs, so consequently, we’re selling to hospitals. And when you consider the statistics that there are still 40-some what-thousand women dying from breast cancer, and although they claim statistics of 60-some-odd percent of women are getting their annual mammograms, that’s not true. It’s about 60% of them are getting them every two years. So that’s not within the framework of what the guidelines are. Secondly, there are some 60,000 women a year that die of osteoporosis-related injuries. We’re doing a horrible job there in that area and we expect that we can drive utilization, not is the OB-only a purveyor of information, an educator and an advisor to women, he’s also a target or she’s a target to buy our product.

In the area of biopsy, there are 50% of the biopsies done today are done in surgery. There is no reason in the world they should be done that way. It’s two-inch scar that’s left on an incision on a woman, versus a quarter inch nick which the suros products [unintelligible]. Why would a woman get full breast radiation, go for 30 days, when they can go five days, twice a week — five days a week, twice a day, when they would use a MammoSite.

So if we do our job in that area, we believe we can drive utilization. Driving utilization, then speaks to a company that’s number one in every one of these product categories. If anything else, we’ll get our fair share but we’ll change the model on how we present our company. What we’re going to do, Larry, is we can now go to the hospitals now and say, not only can we sell you the best product acknowledged on the market today, we’re going to help you market it because we — you will now be part of our — a special group of hospitals or centers of excellence that use our technology and we’re going to promote that with the OB/G community. We’re going to go to the breast surgeon and say, “Because you bought the suros product, or the NovaSure product, we’re going to go and promote that again to the OB. The OB is the gatekeeper. The OB will then get a list from us of those people that have been trained, certified, in our new training center in Bedford and we think it’s a benefit to all sides where the patient wins but the hospitals get a benefit they haven’t had before, so do the breast surgeons, so do the radiation oncologists and the OB is doing a job that is integral to really preventative health in America.

Larry:	Terrific. Let me come back to the merger in one second but just touch on one thing, Jack. I get the sense that people who are not totally familiar with Hologic and now, you’re going to get a lot more focus and interest from a variety of different investors, as you get larger here. Can you walk us through how penetrated the digital mammo market because my sense is people think it’s a lot more penetrated than it actually is.

Jack Cumming:	Right. That business has been growing, the digital business has been growing 80 to 100% quarter over quarter. This year, of our sales which will go from 463 million total for fiscal ‘06 to go to 720 million for fiscal ‘07, ending end of September. Mammography breast health is 80% of that, those revenues.

The digital market is surging. It’s been going up 1% every month, actually, for installations in the United States. The United States is the most important market in the world for all manufacturers of all products because this is where you make your margin; it’s not overseas.

If you look at the number of sites in the United States that are certified by the U.S. government to perform mammography, that would be about 8,700/8,800 sites. There are about 13,600 mammography systems at those sites. Twenty percent of the sites now have digital mammography and 20% of the total units out there are digital. So as the bankers would say, the runway is very long here. We’ve got a long way to go of selling 2D mammography or digital mammography, as it’s known today, and that will then yield to 3D mammography, which we look forward to approval in ‘08 and really rolling it out, in a big way, in ‘09 and ‘010. And the reason I go in the out years is because the fact that in those years, the current systems that we’ve been installing would be as much as seven years old, six years old, so replacement cycle would be hitting around that time. And the benefit to us a company is we’re going to be selling a product for more money that the margins are much greater because the 3D add-on is a software add-on and we’ve quoted — under FDA guidelines, we said not to exceed prices of additional, about $200,000 over where we are today.

So we see incredible growth, still, in the [Selenia] area, very strong and in this quarter, we expect it to continue very strong. We’ll look at our guidance, again, at the end of the quarter. It has not even penetrated internationally. Markets, much less, first have to recognize women need mammograms and then once we get past that, then it’s analog mammograms and then once we get past that, it’s digital mammograms. But if you go three-to-four years out, in the United States, [with tomos] coming on, the rest of the world will be doing digital. So you’ll see a great ramp-up there.

Larry:	So coming back to the merger, you guys have talked about $75 million in incremental revenues, sort of loosely defined over the next several years. And I know you don’t want to get into whether that’s truly 75 or 125 or 50 or whatever it may be but help us think about, again, how you sort of came to that number. Again, is it just solely, again, the selling synergies that you get from the different sales forces? How do you — just help us understand that.

Pat Sullivan:	I think there’s a couple of direct — if you think of the synergies in direct and indirect, the ones we talked about earlier with the OB/GYN, I think, would be more referral pattern indirect sales. Those are a little bit harder to quantify but if you look on the breast side, the Suros product line fits very nicely. There’s market of primarily radiologists today. Our MammoSite product, we’re treating women that have had a lumpectomy for partial breast radiation. Very easy match for the new Suros product that would be used by breast surgeons. And then when you look at the osteoporosis product Jack talked about, our OB/GYN can directly — sales force can directly solve that. Jack has 12 folks with PSNS supplementing that effort with, I think, 230 sales people, we could probably have an impact on the osteoporosis product.

And finally, on the international side, you know, they are primarily a distributor model; we are a direct model. We have 170 people worldwide and to take selective markets where it makes sense to capture the distributor margin where we would go direct and selected markets, I think, provide significant sales synergies.

Larry:	Terrific.

Jack Cumming:	Plus, the fact that I guess we should talk about that in our pipeline, which we discussed at one of the conferences, is that in the Suros pipeline, we have two products coming down the road that are specific geared towards breast surgeons and these would be sold by the current Cytyc sales force. We also have a product that we’ve been working at Hologic that has to do with radiation oncology that would be sold, again, by the Cytec sales force.

So we — we’ll have 440-some-odd salespeople the day we close in the United States alone. We have 100 at Hologic today. I mean, this boost is going to make a major impact in our sales in the United States. I mean, look how well we’re doing today against the GE, a Siemens and other companies. With this limited sales force, we still have 55% market share in digital mammography. We’re going to do even better when we can have everyone out there telling the same story. So we look for that and internationally, we see the 200 people that Cytyc. They’re going to be able to help our dealers. We have some very large distributors that we need to give more in-face service. We need to go on more sales calls with them. We need to do better customer support. So that will be done also by these people.

So we feel that we really can’t lose in this particular [business].

Larry:	Is there any change to the distribution side? So not direct side but the distributor side?

Jack Cumming:	I don’t see it from our side.

Larry:	Okay.

Jack Cumming:	We’ve got a very longstanding relationship with our dealers. They have generally two-year contracts. They have to meet a certain milestone. If they don’t meet the milestone, we discuss it.

Larry:	Got it. Are there any questions from the audience? Oh, there’s one in the — hang on one second, Bob.

Unidentified Participant:	This is actually in relation to the deal. Unless the gap has closed over the past couple of days, which it may have, and given the fact that there doesn’t seem to be a lot of FTC issues involved in the deal, there seems to be at least some people out there that feel the deal will not go through because the last time I looked, the spread was about 9 to 10%.

Jack Cumming:	Right.

Unidentified Participant:	Could you just address that to the extent that —

Pat Sullivan:	I guess I would comment that I would make — there are people probably closest to the deal — Jack and I are very confident the deal is going to go through so the market — there is somewhat of a gap between the two, the two stock prices. Speculation perhaps on perhaps Hologic maybe to take over candidate or some other shareholders won’t vote in favor but there’s nothing, from our perspective, that I would suggest the deal wouldn’t go through.

Jack Cumming:	Each day, I read the magazines to find which company’s acquiring us and you know, I was already retired the other day and then I found out today that Philips isn’t buying us and so I guess I’ve got to keep working again. But you know, you’ve got a lot of dynamics working. You’ve got arbitrage working here. You’ve got some people that don’t want to short us because they’re afraid that we’re going to be bought. It must be difficult to be on that side of the world and sleep at night. You know, we just try to run our business everyday.

It’s speculation that it’s impossible to comment on because we’re doing what we do, hopefully, best everyday. We’re both very committed to the deal. As I said, tongue and cheek today, I keep my cell phone 24 hours a day, so in case one of those calls are going to come in — I don’t think I’ve missed it so far. We see this as a great opportunity. Two companies, very passionate, going down the same road that believe in what we’re doing, which makes a difference and it’s great for the constituents inside the Company.

So —

Pat Sullivan:	I guess I would add to that that if you think about it, perhaps there has been short-term turbulence in the respective stock ratios but when you look at it, three years from now, as opposed to three months from now, I think this is a great combination. You have two companies that are really coming together, both about the same side to provide incredible scale on the new product development opportunities, as well as breast cancer detection and treatment, as well as gynecological health of women. It is — we’ll be one of the most powerful women’s healthcare franchises in the world and I think that the combination is just a terrific way in which to really capitalize on that.

So short term, yeah, okay. People are talking whatever they’re talking about but we’re committed to making this happen and I think it’s a great opportunity for both companies.

Jack Cumming:	If I could add one more thing and that is that someone asked, well, go over the company when you close. That day, what are you? I said, “Well, we’re about 1.44 billion, 400 and some what million in EBITDA, we’re going to have 60% of our revenues in disposables, 40% in device, one year out, our margins are going to be about 65%. We are going to be able to do 20% top line and 20% bottom line for a long, long, way out.” Why do we have to apologize for this? I mean, it’s ludicrous how many companies can do this over a long period of time. And we’re hoping that those that we have not articulated the message properly, apparently, that we do a better job of it. But when you look at being a company of this scale, with the add-ons that we can bring in with tremendous cost synergies for any add-on — because it’s all vertical after this — this is a wonderful deal. It’s going to generate a lot of cash flow. We’ll pay off our debt in three years and we’ll maybe get invited back.

Larry:	Bob, are you all set? Okay. So just staying on the terms of the deal, are there — do options vest — for senior managers; not yourselves, per se but for other senior managers, on the announcement of the deal — and where I’m going with this is what’s the risk of losing people before the deal closes?

Pat Sullivan:	There are no option acceleration provisions whatsoever. Everything would happen closing. Nothing happens prior to closing.

Larry:	Okay, terrific.

Tim Adams:	So Larry, for all of our vice presidents and above, and folks that report directly to Pat — it’s about 20 folks — there is a change of control provision that vests those options but what I think Pat and Jack have done here, they have put retention plans in place for all those 20 people. So they are important to help run this combined company. We’ve got the retention plans in place and a lot of their jobs really don’t change. You know, we run a divisional structure. We have divisional presidents and their job today is the same as it’s going to be tomorrow.

So there’s a lot of work to be done. These folks are very operational, focused on running the business and we think we’re in good shape there.

Larry:	So thinking about closing the deal, both companies have had a history of making acquisitions, so clearly, have experience with doing this but this is a different scale. Geographically, it’s nice that you guys are real close and I know you understand each other’s businesses, but what are the challenges when you look at something this large, in comparing that to what you’ve done in the past?

Jack Cumming:	I would say not to over-manage the process, to not look at it as an integration, as much as an alignment. We have two very strong companies. We’ve got great leadership throughout the company — not talking about management; that’s questionable. It’s a company that we don’t want to screw up, I mean, quite frankly. So what you do is you take the year of ‘08 with planning teams. We have a ten-page document that’s processed and that will then set in motion the establishment of the working teams that are made up of directors and managers and key people in the company to challenge them to help on aligning these different assets and setting some targets for them. So at the end of the ‘08, we’ll be where we need to be but to come in and try to make change right away, I think would be a disaster. This is so much different than that.

Tim Adams:	Larry, I’d say one of the important areas that we will spend a lot of time with — and we have done this, certainly, on the Cytyc side and I think Jack has — was on the sales force. Again, I think that’s something we bring to the table here is this OB/GYN channel. We just acquired [Adeza]. We have integrated that very quickly. We hold a national sales meeting on day two, after the deal closes because you want to bring your reps together. You want to train them. You want to let them know what their quota is, their commission plan — what do you want them to do? And so we will spend a lot of time thinking through that very carefully because, again, we said the OB/GYN channel is going to talk to the docs about driving utilization and awareness of digital mammography. You know, we’re going to need to get under the covers and lay those plans out.

Larry:	So the $25 to $30 million in cost synergies, it sounds like is not driven by people reduction.

Tim Adams:	There’s a couple things. We have a manufacturing facility in Costa Rica. High-quality, low-cost labor. We’ve been a little sensitive to broadcasting this message when employees are on the phone, but certainly, we have an opportunity with some of the operations that Jack has here in the U.S., that we can move down there. That’s where we manufacture the NovaSure disposable. If we were to manufacture that device in the U.S., it’s about $60 worth of labor. You do it in Costa Rica, it’s $8 worth of labor and it’s very high quality. So we think that’s one.

We are going to become a, you know, a much larger customer for everything that we buy, legal fees, audit fees, TNE, telecomm, everything we spend money on —

Jack Cumming:	Banking fees going to be in there?

Tim Adams:	We should probably talk about that. There’s interested parties in the room.

Tim Adams:	But you know, so we double the size of our spend and there’s going to be some real opportunities there. And I think we’ve talked about it, a little bit, in terms of people as cost avoidance. We have 200 open job recs between the two companies right now. We may have to move some folks around on the G&A side but find other opportunities for them. We have some very good people on both sides. We don’t want to lose the folks; we want to get them highly engaged in doing something positive.

Larry:	Okay, let’s turn our attention to OUS sales because there’s a, basically, a pretty large disparity between the percentages for the two companies, Cytyc being, I believe, in the low double digits and Hologic being up in that 25% range.

Jack Cumming:	Right.

Larry:	So again, how do you harness that opportunity and really drive that forward?

Jack Cumming:	Well, we have — the scale that we have is, as an example, we have our main facility in Brussels that is a new one and we’re in a new training facility that we can do the same thing that we’re going to be doing in the United States to bring in doctors to train on the various products. And that hands on in your own facility bodes very well for being able to show other products. Secondarily and more important, with the 20 direct offices and the 200 people that Cytyc has and our 50 people, what we’re going to be able to do is maximize penetration in all the key markets, provide better services to our distributors, look at markets that were not doing well and look at what the alternatives are open to us. And it also gives us an opportunity to look at acquisitions that we may have not have made before. And I mean, small acquisitions but any acquisition in any foreign country becomes problematic. Now, we have 20 offices that you could actually just fold something into one of the existing offices where Cytyc has had people overseas for ten years that, you know, understand the culture, so we look forward to that also.

Larry:	Okay, we have about ten minutes. Again, I just want to see if there are any questions from the audience. Yep, Chris, in the back.

Unidentified Participant:	You commented that the OB/GYN channel will be opened up to the message of increased utilization for digital mammography. Understanding its kind of early days but just if role-playing where I, an OB/GYN doctor and you were giving me the message, could you just kind of simply tell me what that message is about?

Jack Cumming:	Well, the message is about a study done by the government, the largest single study ever done in mammography, the [deamus] trial. And they actually have a — the article right there from them that highlighted it that says that, in essence, on 65% of the women out there, if they have an analog mammography, mammogram versus a digital, the digital is significantly better for showing, for detecting calcifications for women with [breast density] pre and peri-menopausal women. This is the most study — the most purely-viewed article that’s ever been in mammography and that doctor should be able to say to that woman, “Did you know that there’s digital mammography”?

Now, since we have a room full of women, I would say to you, “Doctor, as a male, your women are so highly educated, they already know this and it would be insulting of you to even suggest that they don’t know about digital mammography.” That’s [when I’m kidding]. The women do know about it because there is a tremendous amount of information out there. It hit the airways. People are calling hospitals today saying, “Do you have digital mammography”? And when they say, no — these are our customers doing — they hang up. But we still need to do a better job. The doctor needs to tell the women — and there are women he should say to — you know, at your age, with your breast density and with your predisposition because your mother or grandmother had breast cancer, you really should have an ultrasound. That’s what the doctor should do. Or he should say, “You’ve had breast cancer before. You should really have an MRI done because we want to look at the other breast and we want to see if anything is going on there.”

So what we’re trying to do is make the doctor aware of the different technologies that are out there, digital mammography, certainly, being the leading one today and what that can do for the patient to give the patient better information to make judgments.

Pat Sullivan:	We’re doing a mammography program today with our OB/GYN sales force related to our MammoSite product, which is the balloon catheter that’s used to provide for partial breast radiation that is actually done by the breast surgeon and the radiation oncologist. But we’re educating OB/GYNs and have a marketing program to OBs to have women get mammograms, so we’re already doing that today, primarily to drive awareness of the MammoSite product.

When you would think about the conversation that could go on between the doctor and our sales reps, it would be very simply, doctor: “Are you aware of the new differences in digital mammography versus analog”? You know, we could probably arrange a visit if you’d like to see one over at one of the mammography centers. But clearly, this is a much better technology that you ought to be offering to all of your patients.

Jack Cumming:	The full spectrum, I mean, as an example, this is a very educated group of people in here. Then take it and let’s go somewhere else and ask the women, “Did you know,” especially about biopsies, “Did you know that you could have the biopsy right in an office and it’s just going to be very, very small, nick right there”? The answer is no, they don’t. And doctors are still telling women to go to the hospital, have the biopsy done there, which should never, ever be done — not never — but 90% of the time, the typical vacuum-assisted, the ultrasound-guided biopsy could be done and would be successful.

Larry:	Jason?

Unidentified Participant:	I just had a general question maybe for Pat, in terms of just diagnostics. We’ve seen, over the last, probably, year or year and a half, you know, a lot of diagnostic companies go for some pretty high values, you know, Abbott to GE, Biosite had a number of strategic bidders and there’s a bidding war there and then [unintelligible] you once were involved in Digene just was announced and acquired. What do you think the investors miss about diagnostics, just in general, over the next and maybe not just for today but for the next kind of five years that strategically is companies that you see?

Pat Sullivan:	What — you know, I think there have been some very interesting diagnostic plays recently, particularly, one that I having — being an alumni of Abbott Diagnostics, I didn’t think they would ever divest their diagnostics business, having grown up there. I think that when you look at some of the specific markets with Digene and some of the Biosite, in particular, more pure play, you know, diagnostic companies that have high margins, I think that’s where the future, if you think of their commodity and what I think Abbott did in divesting their diagnostics was get rid of the low-margin diagnostics business and all the ones that have recently occurred have been more in line of a much better financial profile. So I think that’s — when you look at our profile, we are more of the 80% margins on the diagnostic side than the commodity products.

So I think investors get the ThinPrep pap test. I think there has always been confusion of whether we are a diagnostic company or a, you know, an OB/GYN company. And I think with this, it clearly puts the stake in the ground that we’re a women’s health company.

Unidentified Participant:	All right, I put this in the category of so what have you done for me lately? Has — given the fact that both companies should have a tremendous amount of financial flexibility, even after the deal is done, the fact that you’re bringing sales force together, it would seem to me that there are niche areas where additional products or strategic acquisitions which you could make as a combined company which would even further strengthen the entity. Are you looking ahead that far at this point in time or do you just want to get this deal done? And you know, if you are looking that far forward, could we expect to see additional acquisitions or product license in the short run?

Pat Sullivan:	Well, one of the things that Jack and I did when we got together to talk about doing this deal is we looked at our business development list that he had and that we had and it was remarkable the amount of overlap that occurred between these two lists. In fact, we — I’ve looked at our two technologies since they were a Morgan Stanley venture partners group way back when probably ten years ago, as well as Suros.

Jack Cumming:	Mm-hmm.

Pat Sullivan:	We looked at those opportunities and Jack, on the other hand, looked at the Novacept and Proxima —

Jack Cumming:	And Adeza.

Pat Sullivan:	— as well as Adeza. And so we’ve been, you know, driving around our business development group in some Winnebago and meeting in the parking lot even just looking at the same opportunities. So yes, I think that this — we won’t be competing with each other for the various transactions but going forward, we see this as a platform for future growth to really get scale.

From a financial and organizational perspective, it allows us to do — to grow this into a much bigger franchise than just this field.

Jack Cumming:	You have a great point because it’s very exciting to look at what you could do and then you try not to get ahead of yourself, to try to finish this deal and — but there’s no doubt that we’re going to be opportunistic, looking at a lot of the shoe-ins that we can do, the small ones and then if something else comes along, we certainly would — I don’t think we would hesitate. We have to prove to the street that we can do it first.

Larry:	I think we have time for just one last question so let me just pick up on ThinPrep and not surprisingly, volumes have been [flat-ish], as you guys have been, you know, talked about for a long time. But Quest is an interesting development and the pricing, I guess, the agreement is certainly positive, given where you’ve been in the past couple of years but where are they currently with the evaluation of the imager and kind of the timeline on that?

Tim Adams:	We — Quest is one of our largest lab customers. They have been for many, many years. We are very excited. We believe they are very excited. They have two new agreements in place with us. One is on the ThinPrep pap test, so we have that agreement in place. And the second is on the imager evaluation. These agreements were signed back in March. We have shipped several imagers to two Quest locations that were traditional Quest locations. They have been installed. They are processing tests. And I think part of their perspective is to, you know, make sure that the imager works the way we describe it. It is higher reimbursement. That’s great for the lab. It’s better disease detection. That’s great for everyone. And there’s an operational efficiency where you can review twice as many slides. And I think they want to see these imagers in their environment, having them up and running and make sure it all works.

So we’re in the evaluation stage. It was scheduled to run through the end of July. Our expectation, you should ask Quest what theirs is. Our expectation is that things are going to go fine. We have seen the imager work in every lab that we have put it in. LabCorp, one of our other large customers, in Q1, they imaged 66% of all ThinPrep tests. So we are thrilled to have both agreements in place with them and we’re optimistic that it’s just going work fine.

Larry:	And the agreement does what for pricing, relative to where it had been?

Tim Adams:	Yeah, we — due to customer confidentiality, Larry, as you might imagine, we do not comment on pricing of our customers.

Larry:	Okay.

Jack Cumming:	Well, we won’t send Tim out, again, to negotiate.

Larry:	Okay.

Jack Cumming:	But then he’s selling Selenias. You know you can get a good deal.

Larry:	Right and then just to finish up, just on the Adiana product, I think, Jack, you had mentioned that you were going to file that PMA by the end of the 2Q?

Jack Cumming:	I’m not but [I’m going to let] Pat do it.

Pat Sullivan:	I’m already thinking integrated.

Jack Cumming:	Thank you. The deal’s done in your mind.

Larry:	That’s right.

Pat Sullivan:	Yeah, we expect to — six months after we submit, we’d expect the approval on the first — probably first quarter of next year. We expect to get the submission in — there’s two modules left. We expect to get them in over the next, probably, month — end of this — by the end of this month, so probably early next month.

Larry:	So it slipped a little bit was the [unintelligible].

Jack Cumming:	You wanted to ask me about tomosynthesis.

Larry:	Yes, I did.

Jack Cumming:	And since Goldman Sachs is such a wonderful company, we remain very excited that we’ve had about a dozen doctors that recently came to the facility to look at all of our images, to go through our software. The results were actually better than we ever expected because we went and brought in doctors that not necessarily were the leading gurus of the world but just great guys, everyday, in women, that are doing lots of mammograms. And I think they were absolutely blown away by the technology and how far we’ve come so we’re very excited about that. We have finished our clinical work and we’re going to march on and try to get approval.

Larry:	Terrific. Why don’t we end there because we’re out of time and then you very much, gentlemen.

Jack Cumming:	Thank you.

Pat Sullivan:	Thank you, Larry.

HOLOGIC CLARITY OF VISION

CYTYC®

HOLOGIC®

HOLOGIC®

Creating a Global Leader in Women’s Healthcare Continuing a legacy of leading technology, innovation and rapid growth

Disclaimer Regarding Forward-Looking
Statements
Forward-Looking Statements Regarding Cytyc
Investors are cautioned that statements in this presentation which are not strictly historical statements, including, without limitation, Cytyc's future financial condition, operating results and economic performance, and management's expectations regarding key customer relationships, future growth opportunities, product acceptance and business strategy, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions of Cytyc that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from those statements.  Risks and uncertainties include, among others, the successful integration of acquired businesses into
Cytyc's business, dependence on key personnel and customers as well as reliance on proprietary technology, uncertainty of product development efforts and timelines, management of growth, product diversification, and organizational change, entry into new market segments domestically, such as pharmaceuticals, and new markets internationally, risks associated with litigation, competition and competitive pricing pressures, risks associated with the FDA regulatory approval processes and healthcare reimbursement policies in the United States and abroad, introduction of technologies that are disruptive to
Cytyc's business and operations, the potential consequences of the restatement of Cytyc's

Disclaimer Regarding Forward-Looking
Statements (continued)
financial statements for the period 1996 through 2002, relating to certain employee stock option exercises, including the impact of the expected any regulatory review or litigation relating to such matters, the impact of new accounting requirements and governmental rules and regulations, as well as other risks detailed in Cytyc's filings with the SEC, including those under the heading "Risk Factors" in Cytyc's 2006 Annual Report on Form 10-K/A and
Adeza's 2006 Annual Report on Form 10-K, all as filed with the SEC.
Cytyc cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Cytyc disclaims any obligation to publicly update or revise any such statements to reflect any change in its expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Disclaimer Regarding Forward-Looking
Statements (continued)
Forward-Looking Statements Regarding the Proposed Hologic-Cytyc Transaction
This presentation also includes forward-looking statements about the timing of the completion of the transaction, the anticipated benefits of the business combination transaction involving Hologic and Cytyc, including future financial and operating results, the expected permanent financing for the transaction, the combined company's plans, objectives, expectations and intentions and other statements that are not historical facts.  Hologic and
Cytyc caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information.
These include risks and uncertainties relating to: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the parties may be unable to complete the transaction because conditions to the closing of the transaction may not be satisfied; the risk that the businesses will not be integrated successfully; the transaction may involve unexpected costs or unexpected liabilities; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; the need to develop new products and adapt to

Disclaimer Regarding Forward-Looking
Statements (continued)
significant technological change; implementation of strategies for improving internal growth; use and protection of intellectual property; dependence on customers' capital spending policies and government funding policies, including third-party reimbursement;
realization of potential future savings from new productivity initiatives; general worldwide economic conditions and related uncertainties; future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors; and the effect of exchange rate fluctuations on international operations. In addition, the transaction will require the combined company to obtain significant financing. While Hologic has obtained a commitment to obtain such financing, including a bridge to the permanent financing contemplated in the presentation, the combined company’s liquidity and results of operations could be materially adversely affected if such financing is not available on favorable terms.
Moreover, the substantial leverage resulting from such financing will subject the combined company’s business to additional risks and uncertainties.  The risks included above are not exhaustive.  The annual reports on Form 10-K, the quarterly reports on Form 10-Q, current reports on Form 8-K and other documents Hologic and Cytyc have filed with the SEC contain additional factors that could impact the combined company’s businesses and financial performance.  The parties expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the parties’ expectations or any change in events, conditions or circumstances on which any such statement is based.

Important Information for Investors and
Stockholders
Hologic and Cytyc will file a joint proxy statement/prospectus with the SEC in connection with the proposed merger. HOLOGIC AND CYTYC URGE INVESTORS AND
STOCKHOLDERS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN
IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED BY
EITHER PARTY WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT
INFORMATION.
Investors and stockholders will be able to obtain the joint proxy statement/prospectus and other documents filed with the SEC free of charge at the website maintained by the SEC at
www.sec.gov.  In addition, documents filed with the SEC by Hologic will be available free of charge on the investor relations portion of the Hologic website at www.hologic.com.
Documents filed with the SEC by Cytyc will be available free of charge on the investor relations portion of the Cytyc website at www.cytyc.com.

Participants in the Solicitation
Hologic, and certain of its directors and executive officers, may be deemed participants in the solicitation of proxies from the stockholders of Hologic in connection with the merger.
The names of Hologic’s directors and executive officers and a description of their interests in
Hologic are set forth in the proxy statement for Hologic’s 2006 annual meeting of stockholders, which was filed with the SEC on January 25, 2007. Cytyc, and certain of its directors and executive officers, may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the merger. The names of Cytyc’s directors and executive officers and a description of their interests in Cytyc is set forth in Cytyc’s
Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, which was filed with the SEC on April 30, 2007.  Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of Hologic’s and Cytyc’s directors and executive officers in the merger by reading the definitive joint proxy statement/prospectus when it becomes available.

Use of Non-GAAP Financial Measures
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use the non-GAAP financial measures "adjusted EPS"
and “EBITDA”. Adjusted EPS excludes the write-off and amortization of acquisition-related intangible assets, and tax provisions/benefits related thereto. EBITDA is defined as net earnings (loss) before interest, taxes, depreciation and amortization expense. Neither adjusted EPS nor EBITDA is a measure of operating performance under GAAP.  We believe that the use of these non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts.  When analyzing our operating performance, investors should not consider these non-GAAP measures as a substitute for net income prepared in accordance with GAAP.

A History of Innovation
Delphi
HOLOGIC
Goes Public
Acquisition of
Trex Medical
Including LORAD
Selenia
Launched
in U.S.
Introduced
3D  DEXA
Acquisition
of R2, Suros
and AEG
Fan-Beam
Technology
Founding of
HOLOGIC
Announced
Agreement
with
Cytyc
Introduced
Tomosynthesis at
RSNA
Launched
Discovery
Acquisition
of Direct
Radiography
1986
1990
1995
1998
1999
2000
2002
2003
2005
2007
$463M
$288M
$720E
2004
2006

Expanded Product Portfolio
Ability to Leverage OB/GYN Channel
Ability to leverage Surgical and Radiation
Oncology channel for Hologic’s new
products pipeline
Significant Cross-Selling Synergies
Enhanced International Presence
Creating a Global Leader in Women’s Healthcare
Market Share Leader in Major Product
Lines
Comprehensive Sales Coverage
Proven Management Team
Significant Cash Flow Generation
Accretive to Adjusted EPS
1
Within the
First Full Year After Close
Strategic Advantages
Combined Strengths
1
Adjusted EPS excludes the write-off and amortization of acquisition-related intangible assets, and related tax effect.

Selenia
Breast Cancer
Screening
MammoSite
Radiation
Therapy
ThinPrep Pap Test & Imaging System
Cervical Cancer Screening
NovaSure
Endometrial
Ablation
Adiana
Contraception
FullTerm - Adeza
Preterm Labor
Best-in-Class Solutions
for
Women’s Healthcare
Comprehensive Women’s Healthcare Platform
Discovery
Osteoporosis
Screening
MultiCare
Stereotactic
Biopsy
Suros
Biopsy Systems

Diversified and Balanced Revenue Mix
Gynecology
Interventional
16%
Gynecology
Diagnostics
33%
Breast Health
40%
Osteoporosis
& Other
11%
Combined Company
LQA Revenue = $1.44B
~ 40% Capital Equipment
~ 60% Consumables
Other
1%
MammoSite
5%
Adeza
8%
NovaSure
30%
Pap
56%
Other
12%
Breast Biopsy
9%
Osteoporosis
11%
Digital
Mammography
68%
Hologic
LQA Revenue = $724M
Cytyc
LQA Revenue = $720M

Drive market growth through a combination of advanced
technology and comprehensive sales channel coverage
#1 market position in major areas of women’s healthcare
Continue 20%+ revenue and earnings growth
Develop additional best-in-class products that provide
earlier and better detection, improved diagnosis and less
invasive treatment
Long-Term Strategic Goals
12